Press Release For immediate release
Invesco Ltd. Announces April 30, 2014
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Bill Hensel    404-479-2886

Atlanta, May 12, 2014 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $779.4 billion, a decrease of 1.0% month over month.  The decrease was driven by negative net long-term flows and outflows in the PowerShares QQQ’s. As previously disclosed, the firm incurred a $13 billion outflow in the U.K. FX increased AUM by $1.8 billion during the month. Preliminary average total AUM for the quarter through April 30 were $776.9 billion, and preliminary average active AUM for the quarter through April 30 were $636.4 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

April 30, 2014(a)	$779.4	$378.3	$179.0	$49.8	$77.8(b)	$94.5
March 31, 2014	$787.3	$388.0	$177.0	$54.6	$76.1	$91.6
February 28, 2014	$791.2	$390.8	$175.5	$54.8	$79.4	$90.7
January 31, 2014	$764.9	$370.9	$172.7	$52.1	$80.6	$88.6
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

April 30, 2014(a)	$639.2	$294.5	$137.6	$49.8	$77.8(b)	$79.5
March 31, 2014	$644.4	$301.0	$136.1	$54.6	$76.1	$76.6
February 28, 2014	$647.0	$301.7	$135.2	$54.8	$79.4	$75.9
January 31, 2014	$627.9	$287.9	$133.0	$52.1	$80.6	$74.3
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

April 30, 2014(a)	$140.2	$83.8	$41.4	$—	$—	$15.0
March 31, 2014	$142.9	$87.0	$40.9	$—	$—	$15.0
February 28, 2014	$144.2	$89.1	$40.3	$—	$—	$14.8
January 31, 2014	$137.0	$83.0	$39.7	$—	$—	$14.3

(a)	Preliminary - subject to adjustment.

(b)	Preliminary - ending money market AUM include $73.9 billion in institutional money market AUM and $3.9 billion in retail money market AUM.

(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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